Exhibit 5.1

Hamilton Square

600 Fourteenth Street, N.W.

Washington, DC  20005-2004

202.220.1200

Fax 202.220.1665

May 8, 2007

The Board of Directors

NAVTEQ Corporation

222 Merchandise Mart Plaza

The Merchandise Mart, Suite 900

Chicago, Illinois  60654

Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on May 8, 2007 for registration under the Securities Act of 1933, as amended (the “Securities Act”), of 122,816 shares of common stock, par value $0.001 per share (“Common Stock”), of NAVTEQ Corporation (the “Company”) subject to issuance by the Company upon the exercise of stock options (the “Options”) granted under the Traffic.com, Inc. Amended and Restated 1999 Long-Term Incentive Plan and the Traffic.com, Inc. 2005 Long-Term Incentive Plan, each assumed by the Company on March 6, 2007 (collectively, the “Assumed Plans”) in accordance with  the terms of an Agreement and Plan of Merger dated November 5, 2006 by and among the Company, NAVTEQ Holdings B.V. a wholly-owned subsidiary of the Company, NAVTEQ Holdings Delaware, Inc., a wholly-owned subsidiary of NAVTEQ Holdings B.V., and Traffic.com, Inc. (the “Merger Agreement”).  We have examined pertinent corporate documents and records of the Company, including the following:

(1)           the Company’s Amended and Restated Certificate of Incorporation;

(2)           the Company’s Amended and Restated Bylaws;

(3)                                  the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)           the Merger Agreement and all of the exhibits and schedules thereto;

(5)                                  the Traffic.com, Inc. Amended and Restated 1999 Long-Term Incentive Plan;

(6)                                  the Traffic.com, Inc. 2005 Long-Term Incentive Plan; and

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(7)                                  the stock records that the Company has provided to us consisting of a summary report of outstanding options as of March 6, 2007 to purchase the Company’s capital stock and stock reserved for issuance upon the exercise of options to be granted in the future.

We have also made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed

On the basis of the foregoing, we are of the opinion that the issuance of the aforesaid 122,816 shares of Common Stock offered or to be offered by the Company pursuant to the Assumed Plans has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the Assumed Plans and the option agreements or other related documents executed thereunder, such shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ PEPPER HAMILTON LLP
PEPPER HAMILTON LLP